Exhibit 99.1

Electromed, Inc. Announces First Quarter Fiscal 2026 Results

Strong operational execution results in twelfth consecutive quarter of year-over-year revenue and net income growth

NEW PRAGUE, Minn.--(BUSINESS WIRE)-- Electromed, Inc. (“Electromed”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three months ended September 30, 2025 (“Q1 FY 2026”).

Q1 FY 2026 Company Highlights

●	Net revenues increased 15.1% to $16.9 million in Q1 FY 2026, from $14.7 million in the first quarter of the prior fiscal year.

●	Operating income increased to $2.7 million, a 37.8% increase from the first quarter of the prior fiscal year.

●	Net income was $2.1 million, or $0.25 per diluted share, representing an increase of 44.9%, compared to $1.5 million, or $0.16 per diluted share in the first quarter of the prior fiscal year.

●	Electromed's board of directors approved a stock repurchase authorization of $10 million in Q1 FY 2026.

“Electromed kicked off the new fiscal year with another tremendous quarter. Our sales and fulfillment teams continue to power our top line growth, while expanding our presence in the Hospital and Distributor markets to complement our core Homecare business. Operationally, improved efficiencies drove strong operating leverage and profitability,” said Jim Cunniff, Electromed’s President and Chief Executive Officer. “During the quarter, we completed our manufacturing optimization plan, which we believe positions us for future growth. Moreover, during the quarter, our team continued to implement programs to further improve efficiencies throughout the organization. Of note, is the recent implementation of our new CRM system, which has had a meaningful and immediate impact on our sales team’s productivity. I believe that Electromed is ideally positioned to generate attractive returns for shareholders in fiscal 2026 and beyond.”

Q1 FY 2026 Results

All amounts below are for the three months ended September 30, 2025, and compare to the three months ended September 30, 2024 (“Q1 FY 2025”).

Net revenues grew 15.1% to $16.9 million, from $14.7 million.

Revenue in our direct homecare business increased year-over-year by 12.7% to $14.9 million, from $13.2 million. The increase in revenue was primarily due to an increase in direct sales representatives and higher net revenues per sales representative. Throughout Q1 FY 2026, we averaged 57 homecare direct field sales representatives. The annualized homecare revenue per weighted average direct sales representative in Q1 FY 2026 was $1,052,000, which is within Electromed’s target range of $1,000,000 to $1,100,000.

Revenue in our non-homecare businesses increased year-over-year, coming in at $2.0 million. Hospital revenue grew 51.7%, increasing to $1,047,000, and Homecare distributor revenue of $829,000 grew 41.2%. These were partially offset by a 32.2% decrease in Other revenue, which decreased to $122,000.

Gross profit increased year-over-year to $13.2 million or 78.1% of net revenues from $11.5 million or 78.3% of net revenues. The increase in gross profit dollars was primarily a result of increased overall revenue and higher net revenues per device. The decrease in gross profit percentage was a result of higher costs, which were partially offset by higher net revenues per device.

Selling, general and administrative (“SG&A”) expenses were $10.3 million, representing an increase of $0.9 million or 9.6%. The increase in the current period was primarily due to the increased salaries and incentive compensation related to the higher average number of personnel in the sales, sales support, marketing, and reimbursement teams to process higher patient referrals.

Operating income was $2.7 million or 15.8% of net revenues, compared to $1.9 million, or 13.2% of net revenues. This increase in operating income was primarily due to an increase in revenue and gross profit.

Net income increased by 44.9% to $2.1 million, or $0.25 per diluted share, compared to $1.5 million, or $0.16 per diluted share in Q1 FY 2025.

As of September 30, 2025, Electromed had $14.1 million in cash, $24.8 million in accounts receivable and no debt, achieving a working capital of $35.8 million and total shareholders’ equity of $44.7 million. The cash balance reflects a decrease of $1.2 million for the three months ended September 30, 2025, compared to a decrease in cash of $2.2 million in the three months ended September 30, 2024. The decrease in cash for the three months ended September 30, 2025, was driven primarily by share repurchases of $1.0 million of Electromed common stock.

Conference Call and Webcast Information

The conference call with members of Electromed management will be held at 5:00 p.m. Eastern Time on Wednesday, November 12, 2025.

Interested parties may participate in the call by dialing (844) 826-3033 (Domestic) or (412) 317-5185 (International).

The live conference call webcast will be accessible in the Investor Relations section of Electromed’s website and directly via the following link: https://viavid.webcasts.com/starthere.jsp?ei=1738570&tp_key=2cea7a4b9e

For those who cannot listen to the live broadcast, a replay will be available by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and referencing the replay pin number 10203773. Additionally, an online replay will be available for one year in the Investor Relations section of Electromed’s web site at: https://investors.smartvest.com/events-and-presentations/default.aspx

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. It is headquartered in New Prague, Minnesota, and was founded in 1992. Further information about Electromed can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this press release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “ongoing,” “plan,” “potential,” “project,” “target,” “should,” “will,” “would”  and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed, and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, our ability to obtain reimbursement from Medicare, Medicaid, or private insurance payers for our products; component or raw material shortages, changes to lead times or significant price increases and changes to trade regulations (including, but not limited to, changes to tariffs); adverse changes to state and federal health care regulations; our ability to maintain regulatory compliance and to gain future regulatory approvals and clearances; entry of new competitors including new drug or pharmaceutical discoveries; adverse economic and business conditions or intense competition; wage and component price inflation; technical problems with our research and products; the risks associated with cyberattacks, data breaches, computer viruses and other similar security threats; changes affecting the medical device industry; our ability to develop new sales channels for our products such as the hospital or homecare distributor channels; adverse international health care regulation impacting current international business; our ability to renew our line of credit or obtain additional credit as necessary; and our ability to protect and expand our intellectual property portfolio, as well as other factors we may describe from time to time in Electromed’s reports filed with the Securities and Exchange Commission (including Electromed’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this press release. We undertake no obligation to update them in light of new information or future events.

Brad Nagel, Chief Financial Officer
(952) 758-9299
investorrelations@electromed.com

Mike Cavanaugh, Investor Relations
ICR Healthcare
(617) 877-9641
mike.cavanaugh@icrhealthcare.com

Source: Electromed, Inc.

Electromed, Inc.

Condensed Balance Sheets

	September 30, 2025	June 30, 2025
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$14,113,000	$15,287,000
Accounts receivable (net of allowances for credit losses of $45,000)	24,756,000	24,660,000
Contract assets	1,170,000	1,036,000
Inventories	3,771,000	3,299,000
Income tax receivable	206,000	408,000
Prepaid expenses and other current assets	543,000	392,000
Total current assets	44,559,000	45,082,000
Property and equipment, net	4,978,000	4,714,000
Finite-life intangible assets, net	389,000	371,000
Other assets	1,226,000	1,173,000
Deferred income taxes	2,462,000	2,462,000
Total assets	$53,614,000	$53,802,000

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$3,138,000	$2,667,000
Accrued compensation	2,731,000	5,079,000
Warranty reserve	1,737,000	1,645,000
Other accrued liabilities	1,153,000	1,077,000
Total current liabilities	8,759,000	10,468,000
Other long-term liabilities	110,000	125,000
Total liabilities	8,869,000	10,593,000

Shareholders' Equity
Common stock, $0.01 par value per share, 13,000,000 shares authorized; 8,356,847 and 8,349,176 shares issued and outstanding, as of September 30, 2025, and June 30, 2025, respectively	84,000	83,000
Additional paid-in capital	22,353,000	21,941,000
Retained earnings	22,308,000	21,185,000
Total shareholders' equity	44,745,000	43,209,000
Total liabilities and shareholders' equity	$53,614,000	$53,802,000

Electromed, Inc.

Condensed Statements of Operations (Unaudited)

	Three Months Ended
	September 30,
	2025	2024

Net revenues	$16,887,000	$14,668,000
Cost of revenues	3,690,000	3,177,000
Gross profit	13,197,000	11,491,000

Operating expenses
Selling, general and administrative	10,286,000	9,387,000
Research and development	241,000	166,000
Total operating expenses	10,527,000	9,553,000
Operating income	2,670,000	1,938,000
Interest income, net	134,000	195,000
Net income before income taxes	2,804,000	2,133,000

Income tax expense	668,000	659,000

Net income	$2,136,000	$1,474,000

Income per share:

Basic	$0.26	$0.17

Diluted	$0.25	$0.16

Weighted-average common shares outstanding:
Basic	8,322,782	8,564,489
Diluted	8,681,703	8,980,714

Electromed, Inc.

Condensed Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,
	2025	2024
Cash Flows From Operating Activities
Net income	$2,136,000	$1,474,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	214,000	202,000
Amortization	45,000	18,000
Share-based compensation expense	458,000	697,000
Changes in operating assets and liabilities:
Accounts receivable	(96,000)	967,000
Contract assets	(134,000)	(35,000)
Inventories	(515,000)	278,000
Prepaid expenses and other assets	(241,000)	(266,000)
Income tax receivable, net	202,000	(89,000)
Accounts payable and accrued liabilities	448,000	806,000
Accrued compensation	(2,348,000)	(1,743,000)
Net cash provided by operating activities	169,000	2,309,000

Cash Flows From Investing Activities
Expenditures for property and equipment	(252,000)	(37,000)
Expenditures for finite-life intangible assets	(15,000)	(21,000)
Net cash used for investing activities	(267,000)	(58,000)

Cash Flows From Financing Activities
Issuance of common stock upon exercise of options	156,000	84,000
Taxes paid on net share settlement of stock awards	(229,000)	(15,000)
Repurchase of common stock	(1,003,000)	(4,536,000)
Net cash used for financing activities	(1,076,000)	(4,467,000)
Net decrease in cash	(1,174,000)	(2,216,000)
Cash and cash equivalents
Beginning of period	15,287,000	16,080,000
End of period	$14,113,000	$13,864,000